Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

Dian Terry	Gregg Swearingen
(937) 445-2225	(937) 445-4700
dian.terry@teradata.com	gregg.swearingen@teradata.com

For Release on October 30, 2007

Teradata Announces 2007 Third-Quarter Results

•	Teradata reports GAAP EPS of $0.05, non-GAAP EPS of $0.29(1)

•	Third quarter results led by 17 percent year-over-year revenue growth

DAYTON, Ohio – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today reported revenue of $439 million for the quarter ended September 30, 2007, a 17 percent increase from Teradata’s 2006 third quarter revenue of $375 million. The year-over-year revenue comparison included 3 percentage points of benefit from currency fluctuations.

Teradata’s prior year results were reported in the company’s Registration Statement on Form 10 filing (Form 10) with the Securities and Exchange Commission in connection with the Teradata spin off from NCR Corporation (NCR).

Teradata reported third-quarter GAAP net income of $9 million, or $0.05 per diluted share which included, $15 million ($0.07 per diluted share) of expenses related to Teradata’s spin off from NCR, a $20 million charge ($0.11 per diluted share) related to an uncertain tax position and a $10 million charge ($0.06 per diluted share) related to a tax rate change in Germany. Excluding these items, non-GAAP earnings were $0.29 per diluted share(1), which compares to $0.24 per diluted share in the third quarter of 2006, or a 21 percent increase.

“It’s an exciting time at Teradata. We completed our spin off from NCR, delivered strong revenue growth in the third quarter and look forward to our future as an independent publicly-traded company,” said Mike Koehler, president and chief executive officer of Teradata.

“The demand for Teradata’s enterprise data warehousing and enterprise analytics remains strong. The annual Teradata PARTNERS user group conference just concluded where more than

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3,700 professionals who are using, designing or selling enterprise data warehousing solutions met to share best practices and plan for the future using the capabilities enabled by Teradata,” Koehler continued.

“At the conference, we announced a strategic partnership with SAS that enables our customers to exploit the combined power of two of the world’s leaders in enterprise data warehousing and in business intelligence and analytics. In addition, we announced Teradata 12 – a major database release that advances our leadership position in data warehousing and active data warehousing. We also highlighted our ‘green’ platform which provides a 2.6x performance boost while occupying 66 percent less floor space and using about 75 percent less energy than previous generations.”

Regional Operating Segment Results(2)

Teradata reports its results in three regional operating segments.

Americas

Teradata generated $245 million of revenue in its Americas region in the third quarter of 2007, a 13 percent increase from $216 million in the third quarter of 2006. Revenue growth in the Americas region was benefited by 1 percentage point from currency translation.

Gross Margin in the Americas region in the third quarter of 2007 was 55.9 percent, compared to 58.3 percent in the third quarter of 2006.

Europe, Middle East and Africa (EMEA)

Revenue in Teradata’s EMEA region in the third quarter of 2007 was $116 million, up 32 percent from $88 million generated in the third quarter of 2006. Currency translation benefited revenue growth in the EMEA region by 8 percentage points.

Gross Margin in the EMEA region in the third quarter of 2007 was 52.6 percent, an increase from 46.6 percent in the third quarter of 2006.

Asia Pacific / Japan (APJ)

Teradata generated $78 million of revenue in its APJ region in the third quarter of 2007, a 10 percent increase from the $71 million in the third quarter of 2006. Revenue growth in the APJ region was benefited by 3 percentage points from currency translation.

Gross Margin in the APJ region in the third quarter of 2007 was 48.7 percent, compared to 49.3 percent in the third quarter of 2006.

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Operating Income

Operating income of $66 million decreased from $68 million in the third quarter of 2006. Teradata’s operating income decreased as higher revenue was more than offset by non-recurring costs associated with Teradata’s spin off from NCR, higher demand creation costs, increased research and development spending as well as incremental on-going costs associated with Teradata becoming an independent, publicly-traded company.

Operating income excluding the non-recurring spin-off costs was $81 million(1), compared to $68 million generated in the third quarter of 2006, a 19 percent increase.

Other Items

Teradata did not report any Other Income or Other Expense in the third quarter of 2007, largely due to the spin off taking place on the last day of the third quarter.

The effective tax rate in the third quarter of 2007 GAAP results was 86 percent. The effective tax rate was higher than expected due to the $20 million charge related to an uncertain tax position, a charge related to a tax rate change in Germany, and the tax effect of the costs related to the spin off. These items increased Teradata’s third quarter 2007 effective tax rate by 51 percentage points.

Teradata will provide cash flow and balance sheet statements in its third-quarter Form 10Q filing with the Securities and Exchange Commission.

2007 Outlook

Teradata expects 2007 full-year revenue growth at the high end of its previous 7 to 9 percent revenue guidance range.

Including year-to-date non-recurring items, Teradata expects its 2007 GAAP earnings to be $0.88-$0.93 per share. However, this range does not reflect spin-related items that may occur in the fourth quarter of 2007 associated with Teradata becoming an independent company. Excluding a $20 million charge ($0.11 per share) related to an uncertain tax position, $15 million ($0.07 per share) from non-recurring spin-off costs, a $10 million charge ($0.06 per share) related to a tax adjustment in Germany, and a $7 million ($0.04 per share) tax adjustment made in the second quarter, Teradata continues to expect non-GAAP earnings per share to be $1.16 to $1.21 for the full-year 2007. (1)

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	Previous 2007 Guidance	Revised 2007 Guidance
Year-over-year revenue growth:	7 –9%	7 –9%

Earnings per share – GAAP	$1.12 - $1.17	$0.88 -$0.93
Non-GAAP (does not include non-recurring items) (1)	$1.16 - $1.21	$1.16 - $1.21

2007 Third-quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s 2007 third-quarter results and guidance for full-year 2007. Access to the conference call, as well as a replay of the call, is available on Teradata’s Web site at www.teradata.com/investor.

Supplemental financial information regarding Teradata’s third quarter 2007 operating results is also available on Teradata’s Web site.

Update on Spin Off of Teradata from NCR

On September 30, 2007, NCR completed the spin off of its Teradata Data Warehousing business. The spin off was effected through the tax-free distribution of 100 percent of the common stock of Teradata to NCR’s shareholders on a 1-for-1 basis. Each NCR shareholder of record received the same number of shares of Teradata that the shareholder owned of NCR as of the close of business on the September 14, 2007, the record date for the distribution.

About Teradata Corporation

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence through data warehousing and enterprise analytics. Teradata is in more than 60 countries and on the Web at www.teradata.com.

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Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.

Teradata reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

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Reconciliation of GAAP to Non-GAAP Measures

(1)	Teradata’s management looks at the company’s results excluding certain items to assess the financial performance of the company. We believe this information is useful for investors because it can provide a more complete understanding of Teradata’s underlying operational performance, as well as consistency and comparability with past reports and projections of financial results. Non-GAAP measures, such as those shown in the following tables, should not be considered as substitutes for or superior to results determined in accordance with GAAP.

	Q3 2007 Actual	Q3 2006 Actual	FY 2007 Guidance
Diluted Earnings Per Share (GAAP)	$0.05	$0.24	$0.88-$0.93
Spin-off costs borne by Teradata	(0.07)	—	(0.07)
Charge related to an uncertain tax position	(0.11)	—	(0.11)
Tax rate change in Germany	(0.06)	—	(0.06)
Tax adjustment – second quarter of 2007	—	—	(0.04)

Adjusted Diluted Earnings Per Share (Non-GAAP)(1)	$0.29	$0.24	$1.16-$1.21

(shown in millions)	Q3 2007 Actual	Q3 2006 Actual
Operating Income (GAAP)	$66	$68
Spin-off costs borne by Teradata	(15)	—

Adjusted Operating Income (Non-GAAP)(1)	$81	$68

(2)	The Operating Segment results discussed in this earnings release exclude certain corporate-related costs consistent with the manner by which management evaluates and makes decisions regarding segment operating performance. This presentation is useful to investors because it allows analysis and comparability of operating trends. Schedule B, included in this earnings release, reconciles Teradata’s segment results to total company results reported under GAAP.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the impact of our separation from NCR Corporation and risks relating to our ability to operate effectively as a stand-alone, publicly traded company; changes in our cost structure, management, financing and business operations following our separation from NCR; the rapidly changing and intensely competitive nature of the information technology industry and the data enterprise warehousing business, including the increasing pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described in Teradata Corporation’s Registration Statement on Form 10, and those factors that will be detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

TERADATA CORPORATION

STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2007	2006	2007	2006
Revenue
Products	$232	$195	$631	$568
Services	207	180	592	526

Total revenue	439	375	1,223	1,094

Products gross margin	142	126	399	370
% of Revenue	61.2%	64.6%	63.2%	65.1%
Services gross margin	87	73	246	218
% of Revenue	42.0%	40.6%	41.6%	41.4%

Total gross margin	229	199	645	588
% of Revenue	52.2%	53.1%	52.7%	53.7%

Selling, general and administrative expenses	128	104	339	295
Research and development expenses	35	27	92	87

Income before income taxes	66	68	214	206
% of Revenue	15.0%	18.1%	17.5%	18.8%

Income tax expense	57	25	119	76

Net income	$9	$43	$95	$130

% of Revenue	2.1%	11.5%	7.8%	11.9%

Net income per common share
Basic	$0.05	$0.24	$0.53	$0.72

Diluted	$0.05	$0.24	$0.53	$0.72

Weighted average common shares outstanding
Basic	180.7	180.7	180.7	180.7
Diluted	180.7	180.7	180.7	180.7

Schedule B

TERADATA CORPORATION

STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months			Nine Months
	2007	2006	% Change	2007	2006	% Change
Revenue
Americas	$245	$216	13%	$698	$658	6%
EMEA	116	88	32%	302	244	24%
APJ	78	71	10%	223	192	16%

Total revenue	439	375	17%	1,223	1,094	12%

Segment gross margin

Americas	137	126		396	388
% of Revenue	55.9%	58.3%		56.7%	59.0%
EMEA	61	41		146	114
% of Revenue	52.6%	46.6%		48.3%	46.7%
APJ	38	35		110	90
% of Revenue	48.7%	49.3%		49.3%	46.9%

Subtotal - segment gross margin	236	202		652	592
% of Revenue	53.8%	53.9%		53.3%	54.1%

Reconciling amounts*	(7)	(3)		(7)	(4)

Total gross margin	229	199		645	588
% of Revenue	52.2%	53.1%		52.7%	53.7%

Selling, general and administrative expenses**	128	104		339	295
Research and development expenses	35	27		92	87

Income before income taxes	66	68		214	206

% of Revenue	15.0%	18.1%		17.5%	18.8%

*	Includes corporate-related costs that management does not use to make decisions regarding the segments and to assess the financial performance.
**	Includes $15 million of expenses related to the spin-off from NCR.